Exhibit 5.1

[Letterhead of Bryan Cave LLP]

April 1, 2015

Omega Healthcare Investors, Inc.

200 International Circle, Suite 3500

Hunt Valley, Maryland 21030

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as counsel to Omega Healthcare Investors, Inc. (the “Company”) in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of an aggregate of 5,210,317 shares of common stock, par value $0.10 per share, of the Company (the “Shares”), of which 5,119,172 Shares are available for issuance pursuant to the Aviv REIT, Inc. 2010 Management Incentive Plan, as amended (the “2010 Plan”), and 91,145 Shares are available for issuance pursuant to the Aviv REIT, Inc. 2013 Long-Term Incentive Plan, as amended (together with the 2010 Plan, the “Plans”).

In connection herewith, we have examined:

(1)      the Articles of Amendment and Restatement of the Company, as amended;

(2)      the Amended and Restated Bylaws of the Company;

(3)      the Agreement and Plan of Merger, dated as of October 30, 2014, by and among the parties named therein;

(4)      the Plans; and

(5)      the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers or other appropriate persons of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or

April 1, 2015

appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations, certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued pursuant to the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable.

Our opinion herein reflects only the application of the General Corporation Law of the State of Maryland. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is being delivered by us solely for your benefit in connection with the filing of the Registration Statement with the Commission. We do not render any opinion except as set forth above. By your acceptance of this opinion letter, you agree that it may not be relied upon, circulated, quoted or otherwise referred to by any other person or for any other purpose without our prior written consent in each instance.

Very truly yours,

/s/ Bryan Cave LLP

Bryan Cave LLP